CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2021, relating to the financial statements and financial highlights of Steward Funds Inc., comprising Steward Covered Call Income Fund, Steward Global Equity Income Fund, Steward International Enhanced Index Fund, Steward Select Bond Fund, Steward Values-Focused Large Cap Enhanced Index Fund (formerly, Steward Large Cap Enhanced Index Fund) and Steward Values-Focused Small-Mid Cap Enhanced Index Fund (formerly, Steward Small-Mid Cap Enhanced Index Fund), for the year ended April 30, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.

Chicago, Illinois

October 27, 2021